CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Turnpoint Global, Inc.

We consent to the use of our report dated June 16, 2011, with respect to the financial statements of Turnpoint Global, Inc. as of and for the years ended March 31, 2011 and March 31, 2010 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from inception on February 17, 2010 through March 31, 2010 and 2011, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A filed by Turnpoint Global, Inc.

 /s/ M&K CPAS, PLLC

 Houston, Texas

November 3, 2011